Exhibit 10.15

IDEX Corporation
1925 West Field Court
Suite 200
Lake Forest, IL 60045-4824
United States
www.idexcorp.com

PERSONAL AND CONFIDENTIAL

February 19, 2015

Mr. Frank J. Notaro
c/o IDEX Corporation
1925 West Field Court, Suite 200,
Lake Forest, IL 60045-4824

Dear Frank:
Re: Amendment of Letter Agreement Dated April 24, 2000
This letter agreement will confirm an amendment to the letter agreement (“Letter Agreement”) dated April 24, 2000 between you and IDEX Corporation (“IDEX”).
The Letter Agreement is amended by deleting the second full paragraph, dealing with certain “gross-up payments” and that paragraph will no longer be in effect.
You and IDEX hereby agree to the addition of the following provisions to the Letter Agreement:
If any payment or benefit you would receive from IDEX or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment; whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards.
Notwithstanding anything to the contrary in the Letter Agreement, and to the maximum extent permitted by law, the Letter Agreement shall be interpreted in such a manner that all payments to you under the Letter Agreement are either exempt from, or comply with, Section 409A of the Code and the regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued in the future. It is intended that payments under the Letter Agreement will be exempt from Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, so as not to subject you to payment of interest or any additional tax under Section 409A. To the extent any reimbursements or in-kind benefit payments under the Letter Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions). In furtherance thereof, if the provision of any reimbursement or in-kind benefit payment hereunder that is subject to Section 409A at the time specified herein would subject such amount to any additional tax under Section 409A, the provision of such reimbursement or in-kind benefit payment shall be postponed to the earliest commencement date on which the provision of such amount could be made without incurring such additional tax. Notwithstanding any other provision in the Letter Agreement, to the extent that (i) you are determined to be a “specified employee” with the meaning of Section 409A, (ii) any amounts payable under the Letter Agreement represent amounts that are subject to Section 409A, and (iii) such amounts are payable on your “separation from service,” within the meaning of Section 409A, then such amounts will not be payable to you before the date that is six months after your termination of employment. Payments under this provision to which you would otherwise be entitled during the first six months following your Separation Date will be accumulated and paid on the day that is six months after the Separation Date. The right to a series of payments will be treated as a right to a series of separate payments. In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this paragraphs) would result in you being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend the Letter Agreement to the extent necessary (including retroactively) in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by IDEX and you. You acknowledge and agree that IDEX has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to the Letter Agreement and that you are solely responsible for all taxes due with respect to such compensation and benefits.
You and IDEX also agree that for all purposes under the Letter Agreement, your primary worksite, and the location to which notice should be provided to IDEX is now: IDEX Corporation, 1925 West Field Court, Suite 200, Lake Forest, IL 60045-4824. The address to which you should be provided notice will be to the address then currently on file with IDEX.
To acknowledge your acceptance of this amendment of the Letter Agreement, please sign a copy of the enclosed letter below where indicated.

Very truly yours,
/s/ Andrew K. Silvernail
Chairman and Chief Executive Officer
/me

AGREED TO AND ACCEPTED BY:
/s/ Frank Notaro

2/19/15
Date